UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2022

Aspen Aerogels, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36481	04-3559972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Forbes Road, Building B, Northborough, MA		01532
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 691-1111

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock	ASPN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company                ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2022, the Board of Directors (the “Board”) of Aspen Aerogels, Inc. (the “Company”) appointed James E. Sweetnam to join the Board to serve as a Class I director until the 2024 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation, retirement or removal. The Board also appointed Mr. Sweetnam to the Audit Committee and Compensation and Leadership Development Committee (the “Compensation Committee”) of the Board.

James E. Sweetnam, 69, served as President and Chief Executive Officer, and a member of the board, of Dana Corporation (“Dana”), a Fortune 500 world leader in the design and manufacture of driveline components for light, medium and heavy-duty vehicle manufacturers in the automotive, commercial vehicle and off-highway markets, from July 2009 until November 2010. Previously, Mr. Sweetnam served in various roles of increasing responsibility, including as Chief Executive Officer of Truck Group, at Eaton Corporation, a global, diversified power management company, from July 2001 to June 2009, after serving in a variety of other roles at Eaton Corporation since 1997. Prior to joining Eaton, he spent 10 years at Cummins Inc., a diesel and natural gas engine designer, manufacturer and distributor, where he served as Vice President, Cummins Engine Company and Group Managing Director of Holset Engineering Co. Ltd., a Cummins subsidiary and manufacturer of turbochargers, headquartered in England. Prior to that, he served as President of Cummins Electronics Company. Mr. Sweetnam has also held management positions with Canadian Liquid Air in Montreal and Calgary, Canada, and held engineering positions with Air Products and Chemicals in Allentown, Pennsylvania and São Paulo, Brazil. Mr. Sweetnam presently serves on the board of directors of Republic Airways Holdings, Inc., an airline holding corporation, on which he is a member of its audit and finance committee and its nominating and governance committee. From 2012 to 2021, Mr. Sweetnam served on the board of directors of SunCoke Energy, Inc., including as chair of its nominating and governance committee and chair of its compensation committee. Mr. Sweetnam received his B.S. in civil engineering from the United States Military Academy, West Point, and his MBA from Harvard Business School. His qualifications to serve as a member of the Board include his extensive senior-level management experience, including general operations, manufacturing and engineering experience, his background in international business development, as well as his service on a number of public company boards.

The Board has determined that Mr. Sweetnam: (i) is an “independent director” as defined in Section 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual, (ii) meets the requirements for audit committee service pursuant to Section 303A.06 of the NYSE Listed Company Manual, (iii) meets the requirements for compensation committee service pursuant to Section 303A.05 of the NYSE Listed Company Manual, and (iv) is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K. There are no arrangements or understandings between Mr. Sweetnam and any other person pursuant to which Mr. Sweetnam was appointed as a director. There are no transactions to which the Company is a party and in which Mr. Sweetnam has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Sweetnam will be entitled to the compensation paid by the Company to all of its non-employee directors under the Company’s Non-Employee Director Compensation Policy, as amended (the “Director Compensation Policy”), including an annual retainer of $45,000 for service on the Board, an annual retainer of $7,500 for service on the Audit Committee, and an annual retainer of $5,000 for service on the Compensation Committee (pro-rated for the portion of the year in which he serves as a member of the Board, Audit Committee, and Compensation Committee). In accordance with the Director Compensation Policy, Mr. Sweetnam was also awarded an initial equity grant of $51,000 of restricted stock and $34,000 of stock options on the date of his appointment to the Board. The Director Compensation Policy is filed as Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q, filed by the Company on May 10, 2022, and is incorporated herein by reference.

Mr. Sweetnam has also entered into an indemnification agreement in the form the Company has entered into with its other non-employee directors, which form is filed as Exhibit 10.18 to the Company’s Amendment No. 1 to its Registration Statement on Form S-1, filed by the Company on May 14, 2014, and is incorporated herein by reference.

On August 2, 2022, the Company issued a press release announcing the appointment of James E. Sweetnam to the Board of Directors, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued by Aspen Aerogels, Inc. on August 2, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

The press release may contain hypertext links to information on our website. The information on our website is not incorporated by reference into this Current Report on Form 8-K and does not constitute a part of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Aspen Aerogels, Inc.

Date: August 2, 2022	By:	/s/ Ricardo C. Rodriguez
	Name:	Ricardo C. Rodriguez
	Title:	Senior Vice President, Chief Financial Officer and Treasurer